
<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                              0000832095
<NAME>                             KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                      9-MOS
<FISCAL-YEAR-END>                  DEC-31-2000
<PERIOD-END>                       SEP-30-2000
<CASH>                               2,736,664
<SECURITIES>                        39,814,125<F1>
<RECEIVABLES>                          218,293
<ALLOWANCES>                                 0
<INVENTORY>                                  0
<CURRENT-ASSETS>                       134,394<F2>
<PP&E>                                       0
<DEPRECIATION>                               0
<TOTAL-ASSETS>                      42,903,476
<CURRENT-LIABILITIES>                   14,661
<BONDS>                                      0
<PREFERRED-MANDATORY>                        0
<PREFERRED>                                  0
<COMMON>                            42,858,056<F3>
<OTHER-SE>                              30,759<F4>
<TOTAL-LIABILITY-AND-EQUITY>        42,903,476
<SALES>                                      0
<TOTAL-REVENUES>                     3,887,828<F5>
<CGS>                                        0
<TOTAL-COSTS>                                0
<OTHER-EXPENSES>                       680,977<F6>
<LOSS-PROVISION>                             0
<INTEREST-EXPENSE>                           0
<INCOME-PRETAX>                      3,206,851
<INCOME-TAX>                                 0
<INCOME-CONTINUING>                  3,206,851
<DISCONTINUED>                               0
<EXTRAORDINARY>                              0
<CHANGES>                                    0
<NET-INCOME>                         3,206,851
<EPS-BASIC>                                  0<F7>
<EPS-DILUTED>                                0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $33,104,805 and
    Mortgage-Backed  Securities ("MBS") of $6,709,320.

<F2>Includes  prepaid  acquisition  fees and expenses of $627,641 net of accumulated amortization of $531,296 and prepaid participation servicing fees of $207,536 net of accumulated amortization of $169,488.

<F3>Represents  total equity of General Partners and Limited  Partners.
    General Partners deficit of ($373,864) and Limited Partners equity of $43,231,920.

<F4>Unrealized gain on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $119,724 of amortization of prepaid fees and expenses.

<F7>Net  income  allocated  $96,206 to the General  Partners and  $3,110,645 to
    the Limited Partners. Average net income per Limited Partner interest is $.21 on 14,956,896 Limited Partner interests outstanding.

